EXHIBIT 99.1

For Release Thursday, February 1, 2007; 8:00 AM EST

CYBERONICS ANNOUNCES THIRD QUARTER SALES GUIDANCE

HOUSTON, Texas, February 1, 2007 — Cyberonics, Inc. (NASDAQ:CYBX) today announced sales guidance for the third quarter ended January 26, 2007. The Company expects to announce its final results for the quarter prior to March 7, 2007.

Net sales for the third quarter are expected to be approximately $31.7 million, compared to fiscal year 2006 third quarter net sales of $31.3 million, reflecting annual growth of $0.4 million, or 1%. U.S. net sales for the third quarter are expected to be approximately $26.6 million, and international sales for the third quarter are expected to be approximately $5.1 million. This is the 17th consecutive quarter demonstrating annual sales growth in the international division, and represents a 36% increase over third quarter 2006 sales of $3.7 million.

Cash and marketable securities are expected to be approximately $85 million on January 26, 2007, with borrowings under the Company’s $40 million line of credit expected to be approximately $7.5 million. The Company had cash and marketable securities of approximately $94 million at October 27, 2006.

“Cyberonics continues to make progress in all aspects of its business,” said Reese S. Terry, Jr., Interim Chief Executive Officer. “Although the U.S. treatment-resistant depression (TRD) reimbursement environment continues to be a challenge and is affecting U.S. net sales, our international operations continue to make a significant contribution to revenue and profitability, and we see this trend continuing. We expect to receive a preliminary national coverage determination for VNS Therapy in TRD from the Centers for Medicare & Medicaid Services (CMS) by February 7th. If favorable, this will be an important step forward in the quest for TRD coverage. Given the body of clinical evidence and the overwhelming support among physicians and patients, we believe CMS should propose a favorable coverage policy for our life-altering product. We will also continue to work towards coverage by major private payers to accelerate sales growth.

“We are refining our product offering and have submitted a PMA supplement for the VNS Therapy Demipulse™ Generator, which will be approximately 40% smaller than our currently available neurostimulators and will have expanded capabilities. We also recently presented data to the United States Food and Drug Administration’s (FDA) Neurological Devices Panel indicating that our enrollments for the two post-market studies were on the schedule developed jointly with the FDA.”

Cyberonics previously filed its Form 10-K for the fiscal year ended April 28, 2006, and its Form 10-Q for the first quarter of fiscal year 2007 with the Securities and Exchange Commission (SEC). The Company plans to file its Form 10-Q for the second quarter of fiscal year 2007 before the end of February, at which time Cyberonics will be current with all required SEC reports.

ABOUT VNS THERAPY AND CYBERONICS

Information on Cyberonics, Inc. and VNS TherapyTM is available at www.cyberonics.com and www.vnstherapy.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning guidance for U.S., international and consolidated sales and cash and marketable securities for the third quarter of fiscal 2007, the announcement of final results by March 7, 2007, and the adoption by payers of favorable national and regional TRD coverage policies. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). For a detailed discussion of these and other cautionary statements, please refer to Cyberonics’ most recent filings with the SEC, including its Form 10-K for the fiscal year ended April 28, 2006.

CONTACT INFORMATION

Eric Brielmann / Jeremy Jacobs
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449